EXHIBIT 5.1

Schuchat, Herzog & Brenman, LLC

September 21, 2007

Startech Environmental Corporation
15 Old Danbury Road, Suite 203
Wilton, Connecticut 06897

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Startech Environmental Corporation, a Colorado Corporation (the “Registrant”), in connection with certain matters relating to a registration statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) with respect to the registration for sale and/or resale under the Securities Act of 1933, as amended (the “Act”) of 1,000,000 shares (the “Shares”) of common stock, no par value (the “Common Stock”) of the Registrant to be issued under the Registrant’s amended 401(k) Plan, as described in the Registration Statement.

In connection with rendering this opinion, we have reviewed copies of the following documents relating to the Shares being included in the Registration Statement:

1.	the Registration Statement;
2.	the Articles of Incorporation of the Registrant, as amended to date;
3.	the Bylaws of the Registrant, as amended to date;
4.	the Amended 401(k) Plan and ancillary documents;
5.	documents evidencing the actions of the Board of Directors of the Registrant relating to the Plan and the shares reserved for issuance thereunder; and
6.	such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have: (a) assumed (i) the genuineness of all signatures on all documents reviewed by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and (ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

Based upon the foregoing, we are of the opinion that the Shares included in the Registration Statement have been, or will be, upon payment of the consideration required under the Plan documents and the resolutions of the Board of Directors relating thereto, validly issued, fully paid and non-assessable according to the corporate laws of the State of Colorado, including all applicable statutory provisions of the Colorado Business Corporation Act, all rules and regulations underlying such statutory provisions of law, and all applicable judicial and regulatory determinations concerning such laws as reported in publicly available compilations of such judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

We do not express any opinion with respect to any law other than the corporate laws of the State of Colorado referred to above and the federal laws of the United States of America.  Our opinion is rendered only with respect to the laws which are currently in effect in such jurisdictions.

        Very truly yours,

        /s/ Schuchat, Herzog & Brenman, LLC

        Schuchat, Herzog & Brenman, LLC